Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "KINGS ROAD ENTERTAINMENT, INC.", FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF APRIL, A.D. 2011, AT 12:54 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.


SECRETARY OF STATE
DELAWARE

Jeffrey W. Bullock, Secretary of State

0886755 8100

110454843

AUTHENTICATION: 8717369

DATE: 04-26-11

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:04 PM 04/26/2011
FILED 12:54 PM 04/26/2011
SRV 110454843 - 0886755 FILE

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF KINGS ROAD ENTERTAINMENT, INC.

The undersigned hereby certify that:

ONE. He is (or they are) the duly elected and acting Chief Executive Officer and President and Secretary, respectively, of Kings Road Entertainment, Inc., a Delaware corporation (the "Corporation").

TWO. The Corporation was originally incorporated in the state of Delaware under the General Corporation Law of Delaware on February 8, 1980 under the name of Kings Road Productions, Inc. The Certificate of Incorporation of the Corporation is hereby amended and restated pursuant to Sections 242 and 245 of the General Corporate Law of Delaware to read as follows:

ARTICLE I
NAME

The name of the Corporation is Kings Road Entertainment, Inc.

ARTICLE II
REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Rd, Suite 400, City of Wilmington, County of New Castle, 19808, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Prentice-Hall System, Inc.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV
CAPITAL STOCK

The total number of shares of stock that the Corporation shall have authority to issue is 202,000,000, consisting of 35,000,000 shares of Class A Common Stock, $0.01 par value per share, 165,000,000 shares of Class B Common Stock, $0.0001 par value per share, and 2,000,000 shares of Preferred Stock, $.0001 par value per share.

The Class A Common Stock and the Class B Common Stock shall in all particulars be identical except that the Class B Common Stock shall have a different par value as set forth above. All shares already issued and outstanding shall be deemed to be Class A Common Stock.

The Preferred Stock may be issued at the discretion of the board of directors of the Company with the limitations, rights, powers and privileges set forth in the resolution or resolutions providing for the issuance of such stock, and the board of directors is expressly vested with that authority.

ARTICLE V
BYLAWS

Subject to any additional vote required by this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE VI
NUMBER OF DIRECTORS

Subject to any additional vote required by this Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

ARTICLE VII
ELECTION OF DIRECTORS

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII
MEETINGS AND BOOKKEEPING

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX
LIMITATION ON DIRECTOR LIABILITY

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article IX to authorize corporate

action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE X
INDEMNIFICATION

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.

ARTICLE XI
AMENDMENT OF CERTIFICATE OF INCORPORATION

Subject to any additional vote required by this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

THREE. This Seventh Amended and Restated Certificate of Incorporation has been duly authorized and approved by the Corporation's Board of Directors and the Corporation's stockholders in accordance with Section 245 of the General Corporation Law of Delaware. This Second Amended and Restated Certificate of Incorporation has been duly approved by the required vote of stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware.

The undersigned declare(s) under penalty of perjury under the laws of the State of California that the statements contained in the foregoing Certificate are true and correct of their own knowledge.

Executed at Los Angeles, California on April 21, 2011.

By: ____________________
Michael Yedor, President and CEO

By: ____________________
Kari Ellis Yedor, Secretary